UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2022

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	000-54318	98-0573252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 North Main Street, Pennington, NJ	08534-2218
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 662-6732

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ONCS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

On February 17, 2022, the Board of Directors (the “Board”) of OncoSec Medical Incorporated (the “Company”) approved the appointment of George Chi, CFA, CPA, as the Company’s Chief Financial Officer, effective February 21, 2022.

Mr. Chi, 52, joins the Company from THPlasma, where he served as Chief Executive Officer since July 2020 and helped found the company’s plasma collection business and establish regular commercial sales. Prior to joining THPlasma, Mr. Chi served as Chief Financial Officer of CASI Pharmaceuticals, Inc. (“CASI”), a biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, from September 2018 to February 2020. Prior to joining CASI, Mr. Chi was Vice President of Finance at Flavors Holdings, Inc., a packaged food company, from October 2016 to September 2018, where he led the global accounting function, including financial reporting, planning, treasury, investor relations, tax and auditing with global sales in 90 countries. Prior to his time at Flavor Holdings, Inc. from 2014-2016, Mr. Chi was Chief Financial Officer at BPL Plasma, a large third party blood plasma collection businesses. From 2008-2013, Mr. Chi was finance director at Unilever PLC where he was responsible for leading the accounting function including financial reporting, annual budgeting and strategic planning. Mr. Chi holds a bachelor’s degree in engineering from Tsinghua University, Beijing, China and a M.B.A. in finance and operations from the Yale School of Management. He also holds certifications as a CPA and CFA.

In connection with his appointment as the Company’s Chief Financial Officer, the Company provided an employment offer letter (the “Offer Letter”) to Mr. Chi dated January 28, 2022, that governs the current terms of Mr. Chi’s employment with the Company. The Offer Letter provides that Mr. Chi will be entitled to an initial annual base salary of US$400,000 and, starting in 2023, will be eligible to receive an annual bonus initially up to 25% of base salary based on the achievement of performance goals established by the Board. If Mr. Chi’s employment is terminated by the Company without cause, Mr. Chi will be entitled to a payment equal to six months base salary and COBRA coverage for six months. The foregoing summary of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

There are no family relationships between Mr. Chi and any director or executive officer of the Company. There are no transactions between Mr. Chi and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On February 22, 2022, the Company issued a press release announcing Mr. Chi’s appointment as the Company’s Chief Financial Officer. The full text of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Interim President and Chief Executive Officer

On February 17, 2022, the Board appointed Kevin R. Smith as interim President and Chief Executive Officer, effective immediately. Mr. Smith has been a member of the Company’s Board since February 2020.

Mr. Smith, 51, is currently the Chief Executive Officer of Sirtex Medical US Holdings, Inc. (“Sirtex”), a position that he has held since October 2019. He combines more than 20 years of sales and marketing experience in the medical device industry with the keen instincts of an entrepreneur. Prior to his appointment to Chief Executive Officer, Mr. Smith served as Sirtex’s interim Chief Executive Officer from April 2019 to October 2019 and Executive Vice President of Sales & Marketing, Americas from August 2017 to April 2019. Before joining Sirtex, Mr. Smith was Executive Vice President of Business Development at Gel-e, Inc., a company based at the University of Maryland specializing in advanced material hemostasis products, a position he held since January 2017. Mr. Smith’s previous positions include Chief Commercial Officer of Sensium Healthcare along with Global Vice President of Sales & Marketing at Teleflex, where he was the senior sales and marketing executive in the company’s cardiac business unit. Kevin holds a Master of Business Administration in Global Management from the University of Phoenix and a Bachelor of Science in Marketing from the University of Kentucky.

Mr. Smith will receive no additional compensation or benefits in connection with his appointment as the Company’s interim President and Chief Executive Officer.

There are no family relationships between Mr. Smith and any director or executive officer of the Company.

Mr. Smith was originally appointed as a director of the Company in February 2020 in connection with the closing (the “Closing”) of a strategic transaction (the “Transaction”) between the Company and Sirtex whereby, pursuant to the terms of a Stock Purchase Agreement, dated October 10, 2019, Sirtex purchased 2,000,000 shares of the Company’s common stock for cash consideration of US$5 million, resulting in Sirtex’s then-approximate 8% ownership of the outstanding shares of the Company’s common stock. In connection with the Closing, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with Sirtex, pursuant to which, among other things, Sirtex exercised its option to nominate one director to the Board. Pursuant to the Stockholders Agreement, Sirtex nominated Mr. Smith, Sirtex’s Chief Executive Officer, to the Company’s Board.

In connection with Mr. Smith’s appointment as interim President and Chief Executive Officer of the Company, the Company reports the following related party transactions under Item 404(a) of Regulation S-K:

Equity Issuances

On April 16, 2021, pursuant to the terms of the Stockholders Agreement, Sirtex exercised its right to purchase additional shares of common stock in connection with certain third party investor warrant exercises in order to maintain its ownership percentage of the outstanding shares of common stock of the Company as calculated immediately after the Closing and purchased 281,968 shares of common stock at a purchase price of US$3.45 per share. This related party transaction was based on Sirtex’s approximate 8% ownership of the outstanding shares of the Company’s common stock at such time. Mr. Smith had no direct material interest in the transaction and Mr. Smith’s indirect material interest in the transaction arose as a result of his position as Chief Executive Officer of Sirtex.

On January 25, 2021, the Company completed the offer and sale of an aggregate of 7,711,284 shares of its common stock at a purchase price of US$5.45 per share in a public offering. Pursuant to the terms of the Stockholders Agreement, Sirtex exercised its right of participation in future offerings in order to maintain its ownership percentage of the outstanding shares of common stock of the Company as calculated immediately after the Closing and purchased 677,839 shares of common stock. This related party transaction was based on Sirtex’s approximate 8% ownership of the outstanding shares of the Company’s common stock at such time. Mr. Smith had no direct material interest in the transaction and Mr. Smith’s indirect material interest in the transaction arose as a result of his position as Chief Executive Officer of Sirtex.

On August 19, 2020, the Company completed the offer and sale of an aggregate of 4,608,589 shares of its common stock at a purchase price of US$3.25 per share in a registered direct offering. Pursuant to the terms of the Stockholders Agreement Sirtex exercised its right of participation in future offerings in order to maintain its ownership percentage of the outstanding shares of common stock of the Company as calculated immediately after the Closing and purchased 399,800 shares of common stock. This related party transaction was based on Sirtex’s approximate 8% ownership of the outstanding shares of the Company’s common stock at such time. Mr. Smith had no direct material interest in the transaction and Mr. Smith’s indirect material interest in the transaction arose as a result of his position as Chief Executive Officer of Sirtex.

Co-Promotion Agreement

In January 2021, the Company entered into a co-promotion agreement with Sirtex, pursuant to which the Company granted Sirtex the option to co-promote the Company’s lead product candidate, a DNA-encoded interleukin-12 called tavokinogene telseplasmid (“TAVO”) for the treatment of anti-PD-1 refractory locally advanced or metastatic melanoma in the U.S., including its territories and possessions. In consideration for the option, the Company received an upfront, non-refundable payment of US$5.0 million from Sirtex (the “option fee”). The option to co-promote is non-exclusive and may be exercised at any time by Sirtex from the effective date until 90 days following the receipt by Sirtex of a complete copy of the final biologics license application (“BLA”) filed by the Company with the U.S. Food and Drug Administration (the “FDA”) (the “option period”). If Sirtex exercises the option, the Company will receive an additional non-refundable and non-creditable option exercise fee of US$25.0 million, comprised of US$20.0 million in cash, and US$5.0 million for the issuance of common shares of the Company determined by the average closing price of the stock for the 30 days prior to the date of receipt of the exercise notice for the option.

Under the terms of the co-promotion agreement, if Sirtex exercises the co-promote option, the Company will pay to Sirtex a high-teens to low-twenties royalty of U.S. net sales of the TAVO products. The co-promotion agreement will continue until the earlier of the expiration of the option period without Sirtex extending the option or the eighth anniversary of the first FDA approval of the BLA, and can be extended by mutual agreement between the Company and Sirtex. During the co-promotion term, the Company is responsible for funding approximately two-thirds of the promotional costs incurred by Sirtex and Sirtex shall be responsible for approximately one-third.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.1	Offer Letter between OncoSec Medical Incorporated and George Chi, dated January 28, 2022.

99.1	Press release dated February 22, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 22, 2022	OncoSec Medical Incorporated

		By:	/s/ Kevin Smith
		Name:	Kevin Smith
		Title:	Interim President and Chief Executive Officer